Exhibit 16.1

[Ernst & Young LLP Letterhead]

Gentlemen:

We have read Item 4.01 of Form 8-K dated July 31, 2008, of Millennium Cell Inc. and are in agreement with the statements contained in the first 7 paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

New York, New York
August 1, 2008

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